EXHIBIT 99.1

News Release	For immediate release

Zix Corporation Announces Second Quarter 2004 Financial Results

DALLAS — Aug. 5, 2004 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), a global provider of e-messaging protection and transaction services, today announced financial results for the second quarter ended June 30, 2004. ZixCorp recorded second quarter revenues of $3.5 million, an increase of 247% compared to $1.0 million in the second quarter of 2003. ZixCorp recorded a second quarter 2004 net loss of $9.9 million, or $0.31 per share, compared to a net loss of $6.1 million, or $0.31 per share, for the corresponding quarter of 2003. Cash and marketable securities balances as of June 30, 2004, were $26.2 million. The company booked new orders of $8.0 million in the quarter compared to $2.7 million in the second quarter of 2003, representing a 196% increase year on year.

“We’ve experienced continued growth in our Communications Protection business in healthcare, finance and insurance with improved order input and record revenues, and backlog,” said John A. Ryan, chairman and chief executive officer for ZixCorp. “With our Care Delivery business, our significant investment in people and resources for deployment resulted in major strides in our ability to sign and deliver our solution into the hands of physicians. These achievements indicate ZixCorp is a healthy company and have put the company on track for continued improvements. I’m proud of the results for the quarter, particularly the record backlog that has grown to $23.7 million as of June 30.”

Business Highlights

•	An existing e-prescribing customer signed a $3.1 million supplemental contract that provides additional investment to drive successful adoption, deployment, and ongoing use of e-prescribing.

•	eRx Collaborative momentum continues with Caritas Christi Health Care System, New England’s second largest healthcare system, which signed a three-year contract to deploy ZixCorp’s PocketScript™ e-prescribing technology to an initial 960 physicians.

•	Launched Linux-based Message Inspector™ appliance, ZixCorp’s anti-spam and email content filtering product.

•	Message Inspector and Web Inspector™ achieved record order and revenue levels since acquisition, thanks in part to wins that include Northwestern Medical and Universal Health Services.

•	Communication Protection charted significant new wins in healthcare including North Shore Long Island Jewish Health System, Trinitas Hospital, Temple University Health System, and Kaleida Health.

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Zix Corporation Announces Second Quarter 2004 Financial Results	Page 2 of 7

•	The company continued to chart progress with secure messaging products in the financial and insurance vertical market with a major expanded contract from The Hartford for 12,500 additional seats of ZixVPM® and ZixPort® products, and with renewal wins from other financial institutions including Provident Bank, Red Mortgage Capital, Inc., CUNA Mutual Insurance Society, and a new contract from Security Financial Life.

•	Daniel S. Nutkis, ZixCorp executive vice president, strategy, testified during the “E-Prescribing: The Software Vendors’ Perspective” session on May 26, during a hearing on e-prescribing standards presented by The National Committee on Vital and Health Statistics (NCVHS) May 25-27 in Washington, D.C. The meeting was conducted by the advisory body’s Subcommittee on Standards and Security. Following this hearing, on July 21, HHS Secretary Tommy G. Thompson released a 10-year plan to transform the delivery of healthcare by building a new health information infrastructure, including electronic health records and a new network to link health records nationwide.

•	Completed first full-year SysTrust™ Certification, where the company’s ZixSecure Center™ met both SysTrust and SAS-70 reporting standards.

•	ZixCorp (Nasdaq: ZIXI) was added to the Russell 3000® Index on June 25 when the broad-market index was reconstituted. Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization.

•	SureScripts, a private company founded by the National Association of Chain Drug Stores and the National Community Pharmacists Association, signed an agreement to connect PocketScript to its SureScripts Messenger™ Services, the largest national e-prescribing network to link physician office applications and pharmacy management software.

•	The ZixSecure Center continues to process over 30 million emails per month and block over 18 million spam messages a month. This quarter saw the completion of the Care Delivery infrastructure migration into the Dallas ZixSecure Center, which significantly saves costs on outsourced services.

Financial Highlights for the Quarter

Revenues: Revenues were $3.5 million in the second quarter 2004, which was a 24% increase over the first quarter 2004 revenues of $2.8 million. Revenue increased in both lines of business: Care Delivery revenue increased 100% and Communications Protection increased 16% over the first quarter 2004. The company continued to deliver improvements toward a positive gross margin.

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Zix Corporation Announces Second Quarter 2004 Financial Results	Page 3 of 7

Costs: In the second quarter, ZixCorp’s operating costs totaled $13.4 million, which included $2.3 million in non-cash items. This is compared with total operating costs (cash and non-cash) of $13.8 million in the first quarter 2004. Costs declined in total compared to the first quarter, with the decreases derived from headcount reductions made in the first quarter and the absence in the second quarter of comparable one-time charges associated with those cuts. These reductions more than offset increases in other costs, which were due to staff increases for the deployment of the e-prescribing products and the extra month of expenses from MyDocOnline™ in the second quarter compared to the first quarter.

Balance Sheet: At quarter-end, the company’s cash and marketable securities totaled $26.2 million. In the second quarter, the company received a total of $14.1 million in cash collected, which included $4.2 million from customer receipts and $9.7 million from stock option and warrant exercises by employees, former employees, and private placement investors, which resulted in 936,568 shares of common stock being issued. Cash used for operating spending was $11.1 million in the quarter compared to $10.6 million in the first quarter 2004. The increased cash usage was expected as the company incurred an extra month of operations of MyDocOnline™ compared with the first quarter.

All other cash spending increases associated with investments in deployments were offset with reductions in other areas of the business. The expenditures in the second quarter for property and equipment totaled $1.0 million, which was slightly ahead of the company’s estimate of $0.9 million, and was due to additional spending to complete the transfer of the MyDocOnline third-party data center into the ZixSecure Center. That transfer is now complete and resulting in an annual savings of $1.0 million.

Financial Outlook

For the third quarter 2004, ZixCorp expects revenue in the $4.0 — $4.4 million range and an ending cash and marketable securities balance of approximately $18.5 million.

Restatement of First Quarter 2004 Operating Results

ZixCorp will be restating financial statements for the first quarter of 2004 solely to change certain accounting relating to the acquisition of the assets of MyDocOnline on Jan. 30, 2004. The adjustment is being made to add certain liabilities of approximately $5.3 million incurred in association with the acquisition, which will result in a corresponding increase primarily in the value of the assets acquired including goodwill. As a consequence, the net loss of the company in the first quarter of $10.7 million will be increased by $264,000.

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Zix Corporation Announces Second Quarter 2004 Financial Results	Page 4 of 7

About Zix Corporation

Zix Corporation (ZixCorp®) is a global provider of e-messaging protection and transaction services. ZixCorp offers a range of solutions to protect organizations from viruses, spam, and electronic attack, as well as enabling secure electronic communications, such as email encryption, e-prescribing, on-line doctor visits, and electronic lab results. ZixCorp helps organizations of any size to streamline operations, reduce risks, and leverage the efficiencies of e-messaging. For more information, visit www.zixcorp.com.

ZixCorp Contacts:

Public Relations: Christa Osswald (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com

Safe Harbor Statement for ZixCorp

The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this release are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s continued operating losses and substantial utilization of cash resources; the company’s ability to achieve broad market acceptance for its products and services, including the products and services offered by its recently acquired businesses; reliance on establishing and maintaining strategic relationships to gain customers and grow revenues; the expected increase in competition in e-messaging protection and transaction services business; and the company’s ability to successfully and timely introduce new e-messaging protection and transaction services, products, or related services and implement technological changes. Further details on such risks and uncertainties may be found in the company’s public filings with the SEC.

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Zix Corporation Announces Second Quarter 2004 Financial Results	Page 5 of 7

ZIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
Revenues	$3,521	$1,014	$6,364	$1,653
Cost of revenues	(3,704)	(1,854)	(6,878)	(3,614)
Research and development expenses	(2,311)	(1,219)	(5,156)	(2,423)
Selling, general and administrative expenses	(7,349)	(4,532)	(15,155)	(9,055)
Investment and other income	79	30	137	71
Interest expense	(104)	—	(171)	—
Realized and unrealized gains on investments	—	530	70	530

Loss before income taxes	(9,868)	(6,031)	(20,789)	(12,838)
Income taxes	(27)	(24)	(56)	(48)

Net loss	$(9,895)	$(6,055)	$(20,845)	$(12,886)

Loss per common share — basic and diluted	$(0.31)	$(0.31)	$(0.67)	$(0.66)

Weighted average common shares outstanding	31,688	21,152	30,944	20,862

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Zix Corporation Announces Second Quarter 2004 Financial Results	Page 6 of 7

ZIX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2004	2003
ASSETS
Cash and marketable securities	$26,177	$13,852
Receivables	736	359
Other current assets	1,153	1,147
Property and equipment, net	5,239	3,151
Intangible assets, net	5,409	3,589
Goodwill	8,819	4,321

	$47,533	$26,419

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$4,900	$3,738
Deferred revenues	6,418	4,762
Customer deposit	3,960	—
Promissory note payable	1,396	—
Stockholders’ equity	30,859	17,919

	$47,533	$26,419

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Zix Corporation Announces Second Quarter 2004 Financial Results	Page 7 of 7

ZIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2004	2003
Net loss	$(20,845)	$(12,886)
Non-cash expenses, net	5,380	2,027
Changes in assets and liabilities, net	1,953	2,411

Net cash used by operating activities	(13,512)	(8,448)
Purchases of property and equipment, net	(1,909)	(1,146)
Purchases and sales of marketable securities, net	1,887	1,992
Partial recovery of investment in Maptuit Corporation	70	530

Net cash provided by investing activities	48	1,376
Proceeds from private placement of common stock	—	5,608
Proceeds from exercise of stock options and warrants	20,676	1,575
Cash received from promissory note payable	3,000	—
Cash received from customer deposit	4,000	—

Net cash provided by financing activities	27,676	7,183

Increase in cash and cash equivalents	14,212	111
Cash and cash equivalents, beginning of period	6,599	7,586

Cash and cash equivalents, end of period	$20,811	$7,697

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